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                                                                    EXHIBIT 99.1


                       SIMULATION SCIENCES INC. ANNOUNCES
              SIMSCI Acquires Rights to Shell TechnologyAcquisition
                        provides software technology and
                      resources for enterprise optimization

BREA, CALIFORNIA, SEPTEMBER 15, 1997--Simulation Sciences Inc. (SIMSCI) (Nasdaq:SMCI) today announced that it has completed agreements to acquire business planning software and to obtain exclusive, royalty-free licenses to on-line modeling, and process control software from Shell Oil Products Company for the purpose of developing and marketing an enterprise optimization system for the process industry.

Under terms of the agreements, SIMSCI will make a $1.5 million payment to Shell for Shell's business planning software. In addition, SIMSCI will make an initial $1 million payment for certain exclusive world-wide marketing rights and the right to purchase Shell's advanced multivariable process control tools. With respect to SIMSCI's previously announced agreement with Shell to develop a next generation on-line modeling and optimization application (ROMeo), SIMSCI has acquired an exclusive, royalty-free license to the OPERA solver and the MITRE modeling environment for $6 million in cash and stock to be paid when SIMSCI ships the first commercial version of ROMeo, expected in the first half of 1998.

As a result of this agreement, eight Shell employees are expected to join SIMSCI to assist in the development and support of the software and the implementation of customer projects.

Paul L. Cuneo, director of technology for Shell Oil Products Company (SOPC), said, "Since the early 1970's Shell has invested millions of dollars in the development, enhancement and application of its planning, on-line modeling, and process control software. This technology is proven and we believe it is the best of its kind in the industry. In the United States alone, we have approximately 500 advanced process control applications currently executing on-line that use this technology. Industry analysts continue to tell us that Shell is a leader in the application of these technologies in refineries around the world.

"We are convinced that combining Shell's innovative planning, modeling, and advanced process control technology with SIMSCI's simulation and enabling technology will result in a best-in-class software system for process and plant optimization," continued Mr. Cuneo.

Charles R. Harris, president and chief executive officer of SIMSCI, said, "Our strategy is to deliver best-in-class software that provides high value and helps our customers make a positive impact on their bottom line. The Shell technology we are acquiring not only provides this value, but also has the advantage of being already proven and validated by Shell. We intend to commercialize this technology and leverage its benefits from unit control and optimization to broader-based business applications with the capability to optimize an enterprise."

Advanced Multivariable Control Technology

Shell's advanced process control tools include QDMC, a state-of-the-art, field-proven multivariable controller that is used on-line to overcome process disturbances, predict future performance and determine the adjustments required to keep the process controlled within certain limits. In addition,

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Shell's control tools include advanced design algorithms to improve the accuracy, implementation and maintenance of multivariable controllers. According to independent market research, Shell is a world leader in implementation, use and maintenance of advanced process control and optimization systems. Shell intends to continue to develop QDMC and to grant SIMSCI rights to new versions.

Business Planning Software

Shell's business planning software, known internally to Shell as PROFIT, is a proven planning system currently in use at multiple Shell refineries. It provides business managers with information designed to increase operating profits throughout a refinery and across multiple-refineries. PROFIT provides simulation-based decision support to operating managers by selecting optimal product manufacturing plans, including product selection, intermediates staging and feedstock procurement.

ROMeo

The development of the ROMeo platform began last year with the formation of a joint development team by SIMSCI and Shell. ROMeo utilizes Shell's proven equation-based solver, OPERA, as well as MITRE, Shell's advanced algebraic modeling environment. ROMeo is designed to enable engineers and management to model process units and optimize operations on a plant-wide basis. Using real-time data and current economic objectives, the system is designed to provide a real-world model of the actual operating facility, calculate new process setpoints to achieve optimum performance, and help determine the location and cause of operating problems.

Based in Houston, Texas, Shell Oil Products Company (SOPC) is a subsidiary of Shell Oil Company. For more information about Shell, visit the Shell Oil Company website at http://www.shellus.com.

Simulation Sciences Inc. (SIMSCI) is a leading provider of commercial simulation software and related services to the petroleum, petrochemical and industrial chemical process industries as well as the engineering and construction firms that support those industries. SIMSCI's Windows-based graphical user interface and simulation software products are designed to increase profitability by reducing capital investment costs, improving yields and enhancing management decision making. SIMSCI maintains offices in the United States, Venezuela, Egypt, Germany, Singapore, the United Kingdom and Japan and provides support and service to more than 650 customers in 70 countries. For more information about SIMSCI, visit the SIMSCI Website at http://www.simsci.com.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding planned payments, development of software products, SIMSCI's intention to commercialize the technology, and the effectiveness of any products that are developed. Actual results could differ materially as a result of a number of factors, including difficulty in assimilating the Shell technology, disruption of the Company's ongoing business, technical difficulties that prevent completion of new products or limit their effectiveness, additional unanticipated expenses associated with the transaction and impairment of relationships with employees and customers as a result of the transaction. There can be no assurance that any new product will achieve market acceptance or result in significant revenue or earnings for the Company. There also can be no assurance that the Company will be successful in resolving such

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issues or other problems encountered in connection with the transaction. For additional discussion of factors which could materially adversely affect the Company, please see the Company's most recent Form 10-K or 10-Q filings with the Securities and Exchange Commission.

CONTACT:
KITTY BORAH
SHELL MEDIA RELATIONS
(713) 241-4544

BRYCE BETTERIDGE
SIMSCI
(206) 564-6887

SIMSCI is a service mark; and PRO/II a registered mark of Simulation Sciences Inc. All other trademarks herein are owned by their respective companies.